CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 26, 2017, relating to the financial statements and financial highlights, which appear in the February 28, 2017 Annual Reports on Form N-CSR of JPMorgan Emerging Markets Debt Fund, JPMorgan Emerging Markets Corporate Debt Fund, JPMorgan Strategic Income Opportunities Fund, JPMorgan Total Return Fund, JPMorgan Unconstrained Debt Fund, JPMorgan Corporate Bond Fund, JPMorgan Income Fund, JPMorgan Inflation Managed Bond Fund, and JPMorgan Short Duration High Yield Fund, (each a separate series of JPMorgan Trust I). We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York June 29, 2017